Exhibit 10.8

Lease Agreement

Owner (Party A): Ning Chen

Tenant (Party B): Liaoning Huaxun Security Service Operation Co., Ltd.

According to the provisions of the Laws of the People’s Republic of China, on the basis of equal and mutual benefit, through consultation of Party A and Party B, both Parties agree to sign this Lease Agreement.

1. Party A leases its owned property located at Block E, 9th floor, Longhan Building, No. 68 Heping North Street, Heping District, Shenyang City, to Party B, the building area is 460.49 square meter.

2. The term of lease is 5 years, commencing from January 20, 2009 to January 19, 2014. Upon the expiration of the term of lease, if Party A is going to lease the property, Party B shall have the priority to rent.

3. Rent and Payment
(1) In order to establish long-term lease relationship between Party A and Party B, Party A agrees to exempt Party B’s rent for first two years (from January 20, 2009 to January 20, 2011), and begin to charge the rent from the third year (i.e. from January 20, 2011), and the rent per year is RMB 360,000 Yuan (Say RMB three hundred and sixty thousand only).
(2) Party B shall make the payment in cash to Party A before January 20 each year.

4. During the term of the lease, Party B shall be responsible for gas, water, electric power expenses, property fees, light heat expense. Water, gas, electric power expenses shall be determined in accordance with the strapping table counting confirmed by both parties. Property fees and light heat expense shall be borne by Party B upon the execution of this Lease Agreement.

5. Obligations of Party B
(1) Party B undertakes that any and all activities in the leased property shall be in compliance with the laws of the People’s Republic of China as well as local supervisory provisions without any violation.
(2) Party B shall pay the rent timely in accordance with this Lease Agreement.
(3) Unless with Party A’s consent, Party B shall not alter decorating structure of the leased property.
(4) Party B shall not sub-lease the leased property without Party A’s consent, and promise to take care of the leased property and appliances. If damage to the household is caused by acts of or neglect by Party B, Party B shall be responsible for such damage.
(5) Party B shall use the leased property in accordance with this Lease Agreement, and may not change the purpose of utilization, may not store dangerous items and any other illegal items expressly specified by state. If any damage is caused due to such circumstance, Party B shall be responsible.

6. Termination and relief
(1) During the term of lease, if Party A or Party B determines to terminate this Lease Agreement, they must give the other party a written notice at least one month prior to such termination. Any violation to the rule shall be deemed as default.
(2) Upon the expiration of term of lease, Party B shall return the leased property to Party A timely. Any item left shall be deemed as a waiver if without Party A’s understanding, and Party A shall have the right to dispose of such item.

7. Defaults
(1) If the termination of this agreement before its expiration is due to one Party’s failure to perform the terms and conditions of this agreement, it shall be deemed as Default, the party who is in default shall be responsible for  such damages to the other Party.
(2) If there is any dispute, it shall be settled firstly through consultation. If no agreement can be reached, any Party may initiate litigation to the court in jurisdiction.
(3) If any damage is due to Force Majure (such as serious natural disasters, earthquake and so on), neither Party is responsible for such damage.

8. Miscellaneous
(1) In respect of any matters not involved in this agreement, through consultations of both parties, supplementary provisions may be entered into and such supplementary provisions shall have the same effect with this agreement.
(2) This agreement is made in two duplicates with equal legal effects. Party A and Party B each hold one. The agreement shall take effect immediately upon signature of both parties

Owner (Party A): Ning Chen	Tenant (Party B):
ID No.: 210112196606030245	Legal Representative:
Tel: +86 136 440 03709	Tel:
Date: January 19, 2009	Date:

Place for this Agreement: Shenyang